Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-176446

Issuer Free Writing Prospectus, dated September 6, 2011

Lockheed Martin Corporation

Pricing Term Sheet

September 6, 2011

	2.125% Notes due 2016	3.350% Notes due 2021	4.850% Notes due 2041

Issuer:	Lockheed Martin Corporation	Lockheed Martin Corporation	Lockheed Martin Corporation

Security Type:	Senior Unsecured	Senior Unsecured	Senior Unsecured

Trade Date:	September 6, 2011	September 6, 2011	September 6, 2011

Settlement Date (T+3):	September 9, 2011	September 9, 2011	September 9, 2011

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2012	March 15 and September 15, commencing on March 15, 2012	March 15 and September 15, commencing on March 15, 2012

Expected Ratings*:	Baa1/A-/A-	Baa1/A-/A-	Baa1/A-/A-

Size:	$500,000,000	$900,000,000	$600,000,000

Maturity:	September 15, 2016	September 15, 2021	September 15, 2041

Coupon:	2.125% per annum, accruing from September 9, 2011	3.350% per annum, accruing from September 9, 2011	4.850% per annum, accruing from September 9, 2011

Price to Public:	99.924% of face amount, plus accrued interest, if any, from September 9, 2011	99.730% of face amount, plus accrued interest, if any, from September 9, 2011	99.279% of face amount, plus accrued interest, if any, from September 9, 2011

Yield to maturity:	2.141%	3.382%	4.896%

Spread to Benchmark Treasury:	T+127 basis points	T+142 basis points	T+167 basis points

Benchmark Treasury:	1.000% due August 31, 2016	2.125% due August 15, 2021	4.375% due May 15, 2041

Benchmark Treasury Price and Yield:	100-20 / 0.871%	101-15 / 1.962%	121-27 / 3.226%

Redemption Make-WholeCall:	T+20 basis points	T+25 basis points	T+25 basis points

CUSIP #:	539830 AX7	539830 AY5	539830AZ2

ISIN #:	US539830AX79	US539830AY52	US539830AZ28

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Joint Lead Managers:	Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. UBS Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:	ANZ Securities, Inc. Lloyds Securities Inc. RBC Capital Markets, LLC SMBC Nikko Capital Markets Limited

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC that are incorporated by reference in the prospectus for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free, at 1-877-858-5407 or J.P. Morgan Securities LLC, at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Lockheed Martin Corporation on September 6, 2011 relating to its Prospectus dated August 23, 2011.

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